Exhibit 99.1

W6316 Design Drive, Greenville, WI 54942 P.O. Box 1579, Appleton, WI 54912-1579	FOR IMMEDIATE RELEASE THURSDAY, SEPTEMBER 2, 2004

	David Vander Zanden President & CEO (920) 882-5602	Mary Kabacinski Executive VP & CFO (920) 882-5852

SCHOOL SPECIALTY BUYS ASSETS OF THE GUIDANCE CHANNEL, INC.

Greenville, WI, September 2, 2004 — School Specialty, Inc. (NASDAQ: SCHS), the leading education company providing supplemental learning products to the preK-12 market, today announced the acquisition of the assets of The Guidance Channel, Inc., an educational publishing and media company based in Plainview, New York that generates $20 million in revenues annually. Guidance Channel’s mission is to provide children, students, parents and teachers with timely and effective tools that help with critical life choices. The Guidance Channel offers over 5,000 proprietary publications and products, many of them national and international award-winners, including multimedia programs, videos, curricula, information handouts, therapeutic games, prevention-awareness items and more. The transaction closed on September 1 with a cash purchase price of approximately $19 million.

“The proprietary products developed by The Guidance Channel are an attractive offering for educators, counselors and therapists in K-12 schools,” said David Vander Zanden, President and Chief Executive Officer of School Specialty, Inc. “They are the leading provider of guidance and prevention materials for at-risk youth and also hold a leading position in providing play therapy tools to address the social and emotional needs of children,” he added. “We plan to manage these lines as complementary offerings to our Teacher’s Video general education media offerings and Sunburst character education media line as well as leverage distribution through our recently acquired Children’s Publishing division,” said Mr. Vander Zanden.

The acquisition is expected to add approximately $10 million in revenues and be neutral to earnings per share for the balance of fiscal 2005. Fiscal 2006 earnings accretion is expected to be $0.04 to $0.06 per share.

About School Specialty, Inc.

School Specialty, Inc. is an education company serving the preK-12 education market by providing products, services and ideas that enhance student achievement and development to educators and schools across the United States. School Specialty’s family of brands serves more than 118,000 schools throughout the United States and Canada with a comprehensive range of more than 85,000 products and services. The company reaches customers through more than 40 million catalogs mailed annually, multiple commerce sites and through its staff of over 2,800 associates including 500 sales representatives. With a focus on the education industry, School Specialty family brands include School Specialty Education Essentials, School Specialty Children’s Publishing, Classroom Direct, Childcraft, abc School Supply, Sax Arts & Crafts, Frey Scientific, Premier Agendas, Sportime, Califone and Teacher’s Video. Each serves educators and curriculum specialists in curriculum-specific and proprietary product offerings developed with and inspired by educators. For more information, visit http://www.schoolspecialty.com.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking,” including statements regarding future outlook and financial performance. Our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include those set forth in exhibit 99.2 of School Specialty’s Annual Report on Form 10-K for fiscal year 2004 and other documents filed with the Securities and Exchange Commission.

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